Exhibit 10.32

TECHNOLOGY LICENSE AGREEMENT

BETWEEN POINTDX AND VITAL IMAGES

This Technology License Agreement (“Agreement”) is effective as of July 13, 2001.  The Agreement is made and between PointDX, Inc. a Delaware corporation located in Winston-Salem, North Carolina (“PDx”), and Vital Images, Inc., a Minnesota corporation located in Plymouth, Minnesota (“VTAL”).

1.             PURPOSE OF THIS AGREEMENT.  PDx is exclusive licensee with the right to sublicense certain Patents (as defined below) in the field of virtual endoscopy generally and more specifically, in the field of three-dimensional (3D) visualization of hollow viscus organs.  PDx has the right to grant the rights licensed herein under those Patents.  VTAL seeks to obtain those licenses.

2.             DEFINITIONS.

A.            “Vitrea Product” refers to any volume rendering software with 3D imaging capability.  References to “Vitrea Product” are understood to refer to and encompass VTAL’s past Vitrea® software products, current Vitrea products, and any future modified, enhanced, improved or successor Vitrea products.

B.            “Patents” means the patents and applications therefor listed in Exhibit A hereto, any foreign counterparts thereto, whether now or hereafter issued, any divisions, continuations, and continuations-in-part based on any thereof, any patents which may issue therefrom, and any reissues or extensions on any thereof.

C.            “CT’ means computed tomography.

D.            “CT Endoscopy Application” means a software application, whether integrated into and licensed as a part of a Vitrea Product, or licensed as an option to a Vitrea Product, permitting when used in conjunction with a Vitrea Product CT virtual endoscopy.

E.             “Rex-related features” means the technology and inventions for reporting digital radiology images by correlating the radiologist’s findings with the image data, it being agreed, however, that functions and features contained in any of VTAL’s past or current Vitrea Products, as well as any substantially similar  functions and features contained in any future Vitrea Product, shall not be deemed a “Rex-related feature”.

F.             “Lesion Detection and Lymph Node features” means the technology and inventions disclosed in the Patents for computer-assisted lesion detection technology or for lymph node targeting.

G.            “VC Appliance” means any Vitrea Product the principal functionality of which is limited to CT virtual colonoscopy.

3.             GRANT OF RIGHTS.  PDx grants VTAL a perpetual, non-exclusive license to make, have made, use and grant sublicenses or otherwise distribute (itself or through one or more sub-distributors), but only to a person or entity then holding or simultaneously receiving a license to a Vitrea Product, any inventions, whether methods, apparatus or otherwise, disclosed in the Patents, which license shall be retroactively effective with respect to a Patent from the date of issue of such Patent. VTAL acknowledges and agrees that this license does not cover any rights to Lesion Detection and Lymph Node features or to REX-related features.  PDx and VTAL agree, however, that they will negotiate in good faith in the future in an effort to reach agreement on a license on substantially equivalent terms to those then outstanding if VTAL should request access to any Lesion Detection and Lymph Node features or to REX-related features.

The parties agree and acknowledge that all intellectual property of either PDx or VTAL, existing as of the date of this Agreement,shall remain the sole property of that party.  The only rights granted in or to any of PDx’s intellectual property are those granted by this Agreement.

4.             PAYMENTS AND ROYALTIES.  In consideration for the rights granted in this Agreement, VTAL shall pay PDx the following sums in the following manner.

A.            The one-time sum of $750,000, payable as follows:  $500,000 will be paid on the business day following the date that PDx delivers to VTAL copies of the following two agreements:  (i) original signed and dated agreement with Wake Forest University (“WFU”) pursuant to which (i) WFU grants to PDx the license with right to sublicense certain of the patents listed in Exhibit A (“the License Agreement”), which License Agreement shall be in all material respects in the same form as the undated, unsigned form of agreement between such parties e-mailed by PDx’s counsel to VTAL’s counsel on August 13, 2001 and (ii) an agreement under which WFU and PDx agree that Patent Rights as defined in the License Agreement include all patents, patent applications, etc. listed in Exhibit A hereto and that Section 3 of the License Agreement authorizes PDx to grant third parties the right to grant further sublicenses.  The balance of the $750,000 will be due on the first and second anniversary dates of the Agreement in the amount of $125,000 and $125,000, respectively, plus interest accrued from the date hereof through the date of payment at 8% per annum.  VTAL may prepay in whole or in part such balance without premium or penalty.  It is agreed and understood that the $500,000 payment at the signing of the Agreement will be in compensation for , among the other rights and licenses set forth herein, VTAL’s right, after the Agreement is signed, to retrofit any Vitrea Products now or hereafter (but on or before August 31, 2001) installed which do not contain a CT Endoscopy Application developed by or for VTAL after the date hereof with a version of the Vitrea Productthat includes a CT Endoscopy Application developed by or for VTAL after the date hereof without the obligation to make any payment pursuant to Section 4.B, but without prejudice to the payment obligation set forth in Section 4.D.

B.            Subject to Section 4.A, for a period of (____) years, beginning with the date of this Agreement, VTAL will pay PDx a royalty of $________ for each grant of a license to a Vitrea Product by VTAL when and as a CT Endoscopy Application developed by or for VTAL after the date hereof is also licensed by VTAL for use with such Vitrea Product (recognizing that such CT Endoscopy Application may, but is not required to be, integrated into such Vitrea Product); provided that no royalty is due under this Section 4.B if a royalty is paid under Section 4.C with respect to the same product.

C.            For a period of (____) years, beginning with the date of the Agreement, VTAL will pay PDx a royalty of $_______ for each grant of a license by VTAL to a VC Appliance.

D.            For all licenses of a Vitrea Product in excess of ______ that VTAL sells between December 1, 2000 and August 31, 2001 and with respect to which no royalty is due under Sections 4.B or 4.C hereof , VTAL will pay PDx the sum of $______.

E.             Notwithstanding any other term hereof, no royalty shall be due under Section 4.B, 4.C or 4.D with respect to any license grant for which VTAL receives no monetary consideration, such as license grants for demonstration and marketing purposes.

F.             Unless otherwise agreed to in writing by the parties, all royalty payments called for in this Agreement shall be paid within sixty (60) days of the end of the quarter in which VTAL recognizes in accordance with Generally Accepted Auditing Principles (GAAP) the revenue from the sale of the subject license to a third party.

5.             ACCOUNTING AND AUDIT RIGHTS.  VTAL agrees to keep complete, true, and accurate books, accounts, and records for the purpose of showing the royalties due and owing to PDx.  A firm of certified public accountants designated by PDx and approved by VTAL, which approval may not be unreasonably withheld, shall have the right to audit those books, accounts, and records upon reasonable advance written notice and so as to not unreasonably interfere with the on-going operations of VTAL not more than once annually.  PDx shall bear the cost of any such accounting, unless the accounting shows a discrepancy in PDx’s favor of more than 10%, in which case VTAL shall be responsible for all costs and expenses related to the audit.  PDx agrees to treat VTAL’s books, accounts, and records as confidential at all times.

6.             SOFTWARE DEVELOPMENT.  VTAL shall bear the costs of all software development for the benefit of the future Vitrea Product and other future software products of VTAL.  PDx will provide reasonable technical support via telephone, e-mail, or on-site meetings to be held in Winston-Salem, North Carolina for a maximum period of twelve months (up to 2 hours per day and a cumulative total of 180 man-hours) from the date of this Agreement.  The technical support will be sufficient to allow VTAL to incorporate CT Endoscopy and VC Appliance improvements, but in no case will exceed the 180 hours maximum.  The cost of all travel, and the cost of any meetings held outside of Winston-Salem, North Carolina will be borne by VTAL.  VTAL will have limited access as reasonably requested by it to the software code developed by PDx in relation to the subject matter of the Patents, and only as necessary to allow VTAL to develop the necessary software code, including incorporation therein of PDx software code, for the CT Endoscopy Application and the VC Appliance and for submission to the U.S. Food and Drug Administration (FDA) for marketing clearance.

7.          REGULATORY FILINGS.  PDxwill support VTAL’s FDA regulatory filings necessary for distribution approval/release in the United States and clinical validation work for the CT Endoscopy Application and the VC Appliance for a period of one (1) year following the date of this Agreement (provided that PDx will use commercially reasonably efforts to provide additional support following such one (1) year period in the event such approval/release is not obtained in such one (1) year period), by providing the data set forth below.

A.            PDx will provide all relevant clinical data from 100 virtual colonoscopy diagnostic or comparative studies (“the Data”), including the Informed Consent documents for each study to support an FDA submission for the colon-related CT Endoscopy Application and the VC Appliance, and to validate the endoscopy protocol and VC Appliance.  The Data will be delivered on CDs containing CT images, except for the Informed Consent documents and medical reports, which will be delivered on paper.

B.            PDx will send 5 representative sets of clinical data to VTAL for the purpose of allowing VTAL to evaluate the efficacy of using PDx’s data for an FDA submission by VTAL.  PDx will also furnish copies of the National Science Foundation (NSF) and Wake Forest Agreements, or other reasonably evidence of the granting of rights to the Data to PDx.  If VTAL determines that the PDx clinical data will be satisfactory in supporting VTAL’s FDA submission, PDx will provide an additional 95 comparably representative data sets to VTAL for use in VTAL’s FDA submission.  VTAL reserves the right to decline the purchase and use of the Data, if VTAL deems it inadequate for FDA submission.  If VTAL declines to purchase and use the Data, PDx has no obligation to support or assist with VTAL’s FDA submission further, and VTAL agrees to promptly return all data and documents related to the five test cases.

C.            VTAL will pay PDx $________ for the Data, with $______ due within ten (10) days after the Data have been delivered to VTAL, and the $______ balance payable to PDx upon FDA clearance of the CT Endoscopy Application or VC Appliance, whichever is issued first.  VTAL will not have any rights to sell, use, or distribute the Data outside that use necessary to support the FDA regulatory filings.

8.             MUTUAL REPRESENTATION AND WARRANTIES.

A.            PDx and VTAL hereby each represent and warrant to the other as follows.

1.                    That it is a legal entity duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business, and is authorized to enter into this Agreement and grant the rights or accept the obligations herein, which representation and warranty extends in the case of PDx, a representation and warranty that it has the legal right and power, without any authorization from any third party not already possessed by it, to grant the licenses and rights to sublicense set forth in Section 3 hereof and has not made and will not make any commitment to others inconsistent or in derogation of such right.

2.             That it has no knowledge of any action, suit, or proceeding, whether pending or threatened, which may have an adverse effect upon the transactions contemplated by this Agreement.

3.             By entering into this Agreement, it will not result in a breach of or constitute a default under, any other existing agreements, contract or other document to which it is a party.

9.             CHANGE OF CONTROL OF VTAL.  If another entity or company acquires 50% or more of VTAL during any time when this Agreement is in effect, VTAL will have the right to assign the Agreement so long as the acquiring company agrees to assume the royalty payment structure of the Agreement.  Upon the effective date of any change in control, however, the minimum royalty payment required under Paragraph 4 (B) of this Agreement shall be increased by $           , unless the acquiring company is already licensed under any of the Patents.

10.           TERM AND TERMINATION.  The license granted under this Agreement is perpetual.  The obligation to pay royalties under this Agreement shall terminate on the 10th anniversary of this Agreement, unless the Patents are found invalid or unenforceable in a final, non-appealable judgment entered in a Court of the United States.

A.            VTAL agrees that it will not cooperate with, assist in, or challenge the validity or enforceability of any of the Patents to the extent licensed hereunder so long as this Agreement remains in effect.  It shall not be a breach of the foregoing obligation to satisfy the requirements of law, including actions taken to comply with the lawful orders or processes of courts and other government agencies.  If VTAL receives any subpoena or other legal process that purports to require or compel such cooperation, assistance, or challenge, VTAL shall give PDx prompt written notice thereof.  During the term of this Agreement or so long as VTAL is paying royalties under this Agreement, PDx agrees to vigorously enforce its right under the Patents.

B.            VTAL reserves the right to terminate this Agreement at any time and cease paying royalties hereunder, upon written notice to PDx.  In the event of such termination, PDx has the right to enforce the Patents against VTAL in any proceeding.

C.                   Should VTAL fail to fulfill in any material respect any of its obligations under this Agreement, which failure shall remain uncured for 30 days following written notice thereof from PDx to VTAL, PDx shall be entitled to terminate this Agreement upon written notice to VTAL.

11.           SURVIVAL.  The following obligations survive the termination of this Agreement.

A.            VTAL’s obligation under Paragraph 5 of this Agreement to maintain true, correct, and accurate reports covering the time period up to the date of termination, so that PDx can, as requested, audit those reports;

B.            PDx’ s right to receive payments, fees, and royalties accrued or accruable for payment prior to such termination;

C.            Any cause of action or claim of either party, accrued or to accrue, for breach of any of the terms of this Agreement;

D.            All sublicenses granted prior to the date of termination of by VTAL to a CT Endoscopy Application and/or a VC Appliance; and

E.             Any other right or obligation of either party under any other section of this Agreement.

12.           NON-DISCLOSURE.  Each party represents and warrants that neither it nor its directors, officers, agents and attorneys have publicized or disclosed to anyone, and it agrees not to (and agrees not to permit its directors, officers, agents and attorneys to) publicize or disclose (except pursuant to a signed Confidentiality Agreement) to anyone: (i) the terms and conditions of this Agreement, (ii) the substance of or circumstances surrounding the negotiation of this Agreement, or (iii) the amounts or range of amounts agreed to be paid by VTAL pursuant to this Agreement.  The parties agree that promptly following the date hereof they shall make a joint press release in the form of Exhibit B hereto, and thereafter shall make no further press releases regarding this Agreement without the consent of the other, which consent will not be unreasonably withheld.  It shall not be a breach of the foregoing obligation as to non-disclosure and press releases to make disclosures consistent in content and scope with the initial press release or as may be necessary (a) as to the non-disclosure obligation only, in connection with the preparation of a party’s tax returns or financial records; (b) in order to satisfy the requirements of law; (c) in order to comply with the lawful orders or processes of courts and other government agencies; or (d) in order to enforce or comply with this Agreement.  If either party receives any subpoena or other legal process that purports to require or compel information that is protected under this Agreement, it shall give the other party prompt written notice thereof.

13.           MISCELLANEOUS.

A.            VTAL shall have the right to grant sublicenses with respect to any of the rights granted hereunder.

B.            No waiver or modification of any of the terms of this Agreement shall be valid unless in writing.  No waiver by either party of a breach or default of this Agreement shall be deemed a waiver of any future breach or default.

C.            Whenever notice is required to be given under this Agreement, a writing signed by the party serving such notice and mailed by certified mail, return receipt requested, to the other party, shall be deemed good and sufficient notice.  Such notices shall be addressed to the parties at the last known addresses, but either party may change such address by giving the other party notice thereof in the manner herein set forth.

D.            This Agreement shall be construed in accordance with the laws of the state of North Carolina.  Any disputes regarding this Agreement shall be resolved by an action filed in the courts of the State of North Carolina.

E.                   This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  There are no representations, warranties, promises, covenants, or undertaking other than those hereinabove contained.  This Agreement cannot be modified except by a separate written agreement signed by both parties (or their representatives) to this Agreement

/s/ Albert Emola
Albert Emola
President
Vital Images, Inc.

/s/ David J. Vining, M.D.
David J. Vining, M.D.
Chief Executive Officer
PointDX, Inc.

EXHIBIT A

1.             United States Patent No. 5,782,762, issued on July 21, 1998, from Patent Application Serial No. 08/331,352, filed on October 27, 1994.

2.             PCT Patent Application Serial No. PCT/US95/14022, filed on October 27, 1995 (based on United States Patent Application Serial No. 08/331,352).

•       Australian Patent Application No. 41380/96, with an International Filing Date of October 27, 1995.

•       European Patent Application No. 95939644.1, with an International Filing Date of October 27, 1995.

•       Japanese Patent Application No. 8-514803, with an International Filing Date of October 27, 1995.

•       Canadian Patent Application No. 2,202,401, with an International Filing Date of October 27, 1995.

•       United States Patent No. 6,083,162, issued on July 4, 2000, from National Phase Patent Application Serial No. 08/817,901, filed on April 28, 1997.

3.             United States Patent Application Serial No. 08/734,427, filed on October 16, 1996 (continuation of United States Patent Application Serial No. 08/331,352). Patent Interference No. 104,366, settled, Judgment entered against Coin.

4.             United States Patent No. 5,920,319, issued on July 6, 1999, from United States Patent Application Serial No. 08/805,584, filed on February 25, 1997 (continuation-in-part of United States Patent Application Serial No. 08/331,352).

5.             PCT Patent Application Serial No. PCT/US98/03427, filed on February 23, 1998 (based on United States Patent Application Serial No. 08/805,584).

•       Australian Patent Application No. 61804/98 with an International Filing Date of February 23, 1998.

•       European Patent Application No. 98906631.1 with an International Filing Date of February 23, 1998.

•       Japanese Patent Application No. 8-536,928 with an International Filing Date of February 23, 1998.

•       Canadian Patent Application with an International Filing Date of February 23, 1998.

6.             United States Patent Application Serial No. 09/299,061, filed on April 23, 1999 (continuation of 08/805,584)

7.             United States Provisional Patent Application Serial No. 60/109,966, filed November 25, 1998, for Virtual Endoscopy with Improved Image Segmentation and Lesion Detection.

8.             PCT Patent Application Serial No. PCT/US99/28030 based on Provisional United States Patent Application Serial No. 60/109,966, filed November 24, 1999.

9.             United States Patent Application Serial No. 09/594,383, filed on June 15,2000 (continuation of United States Patent Application Serial No. 08/817,901).

EXHIBIT B

FOR IMMEDIATE RELEASE

VITAL IMAGES SIGNS TECHNOLOGY LICENSE AGREEMENT WITH POINTDx

Technology Supports Vital Images’ CT Colonography Application

for Early Detection of Colon Cancer

Minneapolis, July XX, 2001 – Vital Images, Inc. (Nasdaq SmallCap: VTAL), a medical imaging software company, has signed an agreement with PointDx, Inc. to license from PointDx patents related to virtual endoscopy, a technique that uses software to generate images of the inside of hollow organs, such as the colon and vascular structures, from computed axial tomography (CAT) scan data.  Access to this technology will allow Vital Images to enhance its CT colonography technology in Vitrea® 2, its flagship software product.  Further, as the company moves forward, the technology licensed in the patent portfolio will support Vital Images’ expansion into additional markets with new applications.  Under the terms of the agreement, PointDx will also provide technical support and access to clinical data to Vital Images.

“CT colonography is part of Vital Images’ major growth strategy into the disease screening market,” said Albert Emola, Vital Images’ president and chief executive officer.  “We have been on the forefront of CT colonography by seeking out and incorporating the most innovative technologies.  We expect this technological partnership to reinforce our market-leading position and to strengthen our intellectual property portfolio.  More broadly, the licensed patent portfolio covers both domestic and international markets and strengthens our longer-term strategic position across a broad spectrum of potential new applications.

“Vital Images is very pleased with its relationship with PointDx and we expect some of this technology to be included in new product offerings scheduled for release later this year.”

“We are excited about working with Vital Images. This dynamic company has the ability to rapidly implement emerging technologies, such as that offered by PointDx,” said Dr. David Vining, president and chief executive officer of PointDx.

Dr. Vining, credited as the father of virtual colonoscopy, has developed, along with his team, many of the fundamental concepts used in virtual endoscopy today.  Much of the work supporting the patents was performed at the Wake Forest University School of Medicine in Winston-Salem, N.C., where Dr. Vining holds a position as an associate professor of Diagnostic Radiology.

Virtual colonoscopy, or CT colonography, is a visualization application that uses two- and three-dimensional images of the colon to allow a physician to look for polyps and tumors in the colon in a less invasive manner than traditional colonoscopy.  According to many physicians, the use of CT colonography will lead to a substantial increase in the number of patients that will be screened for colon cancer.  Currently, patient compliance with screening guidelines is low due to the discomfort, risk, expense and embarrassment associated with conventional colonoscopy.  CT colonography has the potential to improve patient compliance and save lives by detecting tumors at an early stage.

Colon cancer is the third most common cancer in the United States, with an estimated 130,000 new cases and 48,000 deaths in 2000.  If detected early, the survival rate is 90 percent or greater; in later stages, it is one of the deadliest forms of cancer.

About PointDx, Inc.

PointDx, Inc., founded in 1999, is a medical software and information technology (IT) company that produces integrated image analysis and structured reporting (SR) software for the field of diagnostic radiology. “Although PointDx originated in the virtual endoscopy arena, our company is now focused on bridging the gap between advanced 3D medical visualization and the electronic medical record. The company’s vision is to become a worldwide structured reporting standard with its innovative technology.  PointDx’s flagship product, REX™, uses a patent-pending workflow scheme to rapidly construct and distribute Web-based, multimedia radiology reports that will reduce costs, accelerate turnaround time and improve reporting accuracy compared to conventional methods. Since the company's technology addresses a large, unmet need with a worldwide market, PointDx anticipates that REX™ will revolutionize radiology’s quality-of-service for healthcare providers, hospitals, and patients. More information about PointDx and REX™ can be found at the company’s web site (www.pointdx.com).

About Vital Images, Inc.

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company's technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in the company's SEC reports, including the company's most recent report on Form 10-K for the year ended December 31, 2000 and most recent Form 10-Q for the quarter ended March 31, 2001.

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Vitrea® is a registered trademark of Vital Images Inc.